Exhibit 3.2

BY-LAWS

Of

CHURCH & DWIGHT CO., INC.

A Delaware Corporation

As Amended and Restated as of May 1, 2020

ARTICLE I

OFFICES

SECTION 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

SECTION 2. The Corporation may also have offices at such other places, within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETING OF STOCKHOLDERS

SECTION 1. The Annual Meeting of Stockholders and all Special Meetings of Stockholders shall be held at the registered office of the Corporation, or at such other place within or without the State of Delaware as may be fixed from time to time by the Board of Directors.

SECTION 2. Annual Meetings of Stockholders shall be held at a time and on a day designated by the Board of Directors within the months of April, May or June of each year. At such Meeting the Stockholders shall elect directors and transact such other business as may properly be brought before the meeting.

SECTION 3. Notice of each Annual Meeting, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and shall be given in the manner set forth in Article VI of these By-Laws not less than ten nor more than sixty days before the date of the meeting, to each Stockholder entitled to vote at such meeting.

SECTION 4. (a) Special Meetings of Stockholders may be called at any time for any purpose or purposes by the Chairman or the Chief Executive Officer or, at the request of either of them or at the request of a majority of directors then in office, by the Secretary.

(b) Subject to the provisions of this Section 4 and any other applicable provisions of these By-Laws, a Special Meeting of Stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Secretary upon the written request (a “Stockholder Special Meeting

Request”) of the holders (i) representing in the aggregate at least twenty-five percent (the “Requisite Percentage”) of the outstanding shares of common stock of the Corporation; provided that such shares have been “Owned” (as defined in Section 7(A)(iii) of Article III below) continuously by such holders for at least one year prior to the date of the Stockholder Special Meeting Request (the “One-Year Period”), and (ii) that have complied in full with the requirements set forth in this Section 4.

(c) In order for a Stockholder Requested Special Meeting to be called, the Stockholder Special Meeting Request must be signed by the record holders (or their duly authorized agents) who are entitled to cast not less than the Requisite Percentage and must be delivered to the Secretary of the Corporation. Any Stockholder Special Meeting Request shall set forth with particularity (i) the names and addresses of the Requesting Stockholder(s), as they appear on the books of the Corporation, and of any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (each a “Person”) acting in concert with any Requesting Stockholder, (ii) the class or series and number of shares of the Corporation’s capital stock owned of record and beneficially by each Requesting Stockholder and the Persons identified in clause (i) and documentary evidence that the Requisite Percentage of shares have been Owned continuously for the One-Year Period by each Requesting Stockholder, from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, (iii) a commitment to promptly notify the Corporation upon any decrease occurring between the date on which the Stockholder Special Meeting Request is delivered to the Secretary of the Corporation and the date of the Stockholder Requested Special Meeting in the number of shares Owned by such Requesting Stockholder, (iv) an acknowledgement by each Requesting Stockholder that any decrease after the date on which the Stockholder Special Meeting Request is delivered to the Secretary of the Corporation in the number of shares Owned by each Requesting Stockholder shall be deemed a revocation of the Stockholder Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied, (v) a representation that at least one Requesting Stockholder, or a qualified representative of at least one Requesting Stockholder, intends to appear to present the item of business to be brought before the Stockholder Requested Special Meeting, (vi) state the purpose or purposes of the proposed special meeting and the business to be acted on at the meeting, the reasons for conducting such business at the special meeting and the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend these By-Laws, the language of the proposed amendment), and (vii) a description of all arrangements or understandings between each Requesting Stockholder and any other Persons, including their names, in connection with the proposed business of the Special Meeting and any material interest of each Requesting Stockholder in such business. In addition, each Requesting Stockholder shall promptly provide any other information reasonably requested by the Corporation. The only business that may be conducted at the Stockholder Requested Special Meeting properly called by the Requesting Stockholders shall be the business proposed in the Stockholder Special Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. The Stockholder Special Meeting Request shall be delivered personally or sent by registered mail to the Secretary of the Corporation at the principal executive offices of the Corporation. If the Board of Directors determines that the Stockholder Special Meeting Request complies with the provisions of these By-Laws and that the proposal to be considered or business to be conducted is a proper subject for Stockholder action under applicable law, the Board of Directors shall call and send notice of a Stockholder Requested Special Meeting for the purpose set forth in the Stockholder Special Meeting Request in accordance with Section 5 of these By-Laws. The business transacted at any special meeting of stockholders shall be limited to the matters set forth in the notice of such meeting. The Board of Directors shall determine the place, if any, and date for such Stockholder Requested Special Meeting, which date shall be not later than 90 days following the Corporation’s receipt of a valid Stockholder Special Meeting Request from the Requisite Percentage, and the record date(s) for stockholders entitled to notice of and to vote at such Stockholder Requested Special Meeting. Subject to the foregoing sentence, the Board of Directors may postpone, recess, reschedule or cancel any previously scheduled special meeting of stockholders.

(d) Notwithstanding the foregoing provisions of this Section 4, a Stockholder Requested Special Meeting shall not be held if (i) the Stockholder Special Meeting Request does not comply with these By-Laws, (ii) the business specified in the Stockholder Special Meeting Request is not a proper subject for stockholder action under applicable law, (iii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary receives the Stockholder Special Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the Stockholder Special Meeting Request, (iv) the Stockholder Special Meeting Request is received by the Secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (v) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of Stockholders held within 30 days prior to receipt by the Secretary of the Stockholder Special Meeting Request (and, for purposes of this clause (v), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing of the size of the Board of Directors and the filling of vacancies and/or newly created directorships), or (vi) the Stockholder Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law. If none of the Requesting Stockholders who submitted a Stockholder Special Meeting Request appears or sends a qualified representative to present the item of business submitted by the Requesting Stockholder(s) for consideration at the Stockholder Requested Special Meeting, such item of business shall not be submitted for vote of the stockholders at such Stockholder Requested Special Meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation or such Requesting Stockholder(s). Whether the Requesting Stockholders have complied with the requirements of this Section 4 and related provisions of the By-Laws shall be determined in good faith by the Board, which determination shall be exclusive and binding on the Corporation and the Stockholders of the Corporation.

(e) Any Stockholder who submitted a Special Meeting Request may revoke its written request by written revocation delivered to the Secretary at the principal executive offices of the corporation at any time prior to the Stockholder Requested Special Meeting. A Special Meeting Request shall be deemed revoked (and any meeting scheduled in response may be cancelled) if the Stockholders submitting the Special Meeting Request, and any beneficial owners on whose behalf they are acting, do not continue to “Own” (as defined in Section 7(A)(iii) of Article III below) at least the Requisite Percentage at all times between the date the Special Meeting Request is received by the Corporation and the date of the applicable Stockholder Requested Special Meeting, and the Requesting Stockholder shall promptly notify the Secretary of any decrease in ownership of shares of stock of the corporation that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requests from the Requisite Percentage, there shall be no requirement to call or hold the Stockholder Requested Special Meeting.

SECTION 5. Notice of each Special Meeting, shall be given in the manner set forth in Article VI of these By-Laws not less than ten nor more than sixty days before the date of the meeting, to each Stockholder entitled to vote at such meeting. Each such notice of Special Meeting shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and shall indicate the person or persons calling the meeting.

SECTION 6. Except as otherwise required by law or the Certificate of Incorporation, the presence in person or by proxy of holders of a majority of the votes entitled to be cast at a meeting of Stockholders shall be necessary, and shall constitute a quorum, for the transaction of business at such meeting. If a quorum is not present or represented by proxy at any meeting of Stockholders, the holders of a majority of votes entitled to be cast at the meeting who are present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented by proxy. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given in the manner set forth in Article VI to each Stockholder of record entitled to vote at the meeting.

SECTION 7. At any meeting of Stockholders each Stockholder having the right to vote shall be entitled to vote in person or by proxy. Except as otherwise provided by law, each Stockholder of record shall be entitled to the number of votes for each share of stock as determined in accordance with Article FOURTH of the Certificate of Incorporation for each share of stock entitled to vote standing in his name on the books of the Corporation. Except as otherwise provided by law or in the Certificate of Incorporation or by these By-Laws, at all meetings of Stockholders where a quorum is present, all matters shall be decided by the vote of the majority in voting interest of the Stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

SECTION 8. Each Stockholder entitled to vote at any meeting of Stockholders may, to the fullest extent permitted by law, authorize another person or persons to act for such Stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission, or by such other means as shall otherwise be permitted from time to time by law. Every proxy shall be revocable at the pleasure of the Stockholder executing it, except in those cases where an irrevocable proxy is permitted by law and the proxy indicates that it is intended to be irrevocable. No proxy shall be valid more than three years after its date, unless the proxy provides for a longer period.

SECTION 9. If Authorized by the Board of Directors, in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, Stockholders and proxy holders not physically present at a meeting of Stockholders may be means of remote communication, to the fullest extent permitted by law: (a) participate in a meeting of stockholders, and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication.

SECTION 10. (a) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (iii) otherwise brought before the Annual Meeting by any Stockholder of the Corporation who is a Stockholder of record on the date of the giving of the notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 10, or (iv) with respect to nominations of persons for election to the Board of Directors, by an Eligible Stockholder (as defined in Section 7 of Article III of these By-laws) who complies with the requirements set forth in Section 7 of Article III of these By-laws.

(b) For nominations or other business to be properly brought before an Annual Meeting by a Stockholder under clause (iii) of paragraph (a) of this Section 10, the Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business (other than nominations of persons for election to the Board of Directors) must be a proper subject for Stockholder action under the Delaware General Corporation Law. To be timely, a Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not more than 120 days or less than 90 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 40 days or delayed by more than 40 days from such anniversary date, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the date of the meeting is first publicly announced by the Corporation. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Such Stockholder’s notice must set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Stockholder giving the notice and the beneficial owners, if any, on whose behalf the nomination or proposal is made (A) the name and address of such Stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class or series and number of shares of stock of the Corporation which are owned (beneficially or of record) by such Stockholder and such beneficial owner, (C) a description of all agreements, arrangements or understandings between or among such Stockholder and any beneficial owner and any of their respective affiliates or associates, and any other person acting in concert with any of the foregoing (including their names), including in the case of a nomination, the nominee in connection with the proposal of such business or nomination by such Stockholder and any material interest of such Stockholder and of such beneficial owner in such business, (D) a representation that such Stockholder or its agent or designee intends to appear in person or by proxy at the Annual Meeting to bring such business or nomination before the meeting (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Stockholder’s notice by, or on behalf of, such Stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Stockholder or such beneficial owner, with respect to securities of the Corporation, (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from Stockholders in support of such proposal or nomination, and (G) any other information relating to such Stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this paragraph (b) of this Section 10 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the Stockholder has notified the Corporation of his, her or its intention to present a proposal at an Annual Meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

Notwithstanding anything in this Section 10 to the contrary, if the number of directors to be elected to the Board of Directors at the Annual Meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (b) of this Section 10 and there is no public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s Annual Meeting, then a Stockholder’s notice required by this Section 10 will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(c) Only such business may be conducted at a Special Meeting of Stockholders as has been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a Special Meeting of Stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or Stockholders pursuant to Section 4 of these By-laws or (ii) provided that the Board of Directors (or any duly authorized committee thereof) or Stockholders pursuant to Section 4 of the By-Laws has determined that directors shall be elected at such meeting, by any Stockholder of the Corporation who is a Stockholder of record at the time of giving the notice required by this Section 10, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10. The number of nominees a Stockholder may nominate for election at the special meeting (or in the case of a Stockholder giving the notice on behalf of a beneficial owner, the number of nominees a Stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a Special Meeting of Stockholders for the purpose of electing one or more directors to the Board of Directors, any such Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the Stockholder’s notice required by paragraph (b) of this Section 10 is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the Special Meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a Special Meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. The proposal by Stockholders of other business to be conducted at a Special Meeting shall be made only in accordance with Section 4 of these By-Laws.

(d) Only those persons who are nominated in accordance with the procedures set forth in this Section 10, in Section 4 of this Article II or, with respect to Annual Meetings only, Section 7 of Article III will be eligible for election as directors at any meeting of Stockholders. Only business brought before the meeting in accordance with the procedures set forth in this Section 10 or in Section 4 may be conducted at a meeting of stockholders. The chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 10 and, if any proposed nomination or business is not in compliance with this Section 10, to declare that such defective nomination or proposal shall be disregarded.

(e) For purposes of this Section 10, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(f) Notwithstanding the foregoing provisions of this Section 10 or Section 4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10. Nothing in these By-Laws shall be deemed to remove any obligation of stockholders to comply with the requirements of Rule 14a-8 under the Exchange Act with respect to proposals requested to be included in the Corporation’s proxy statement pursuant to said Rule 14a-8.

(g) Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the Annual Meeting or Special Meeting of Stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 10, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

ARTICLE III

DIRECTORS

SECTION 1. The Board of Directors shall manage the business of the Corporation and shall have and may exercise all the powers of the Corporation except in cases where such power is reserved to the Stockholders by law, the Certificate of Incorporation or these By-Laws.

SECTION 2. The number of directors which shall constitute the entire Board of Directors shall be such number, not less than three nor more than fifteen, as shall be determined by the Board of Directors in accordance with Article FIFTH of the Certificate of Incorporation. As used in these By-Laws, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

SECTION 3. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, the directors shall be elected at the Annual Meeting of Stockholders by written ballot, and shall serve for such term as may be provided in the Certificate of Incorporation. For the avoidance of doubt, commencing with the Annual Meeting of Stockholders to be held in 2021, all directors shall be elected for one-year terms expiring at the next Annual meeting of Stockholders. Each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to the nominee at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is 14 days in advance of the date the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by Stockholders present in person or represented by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 3, a majority of the votes cast means that the number of shares voted “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. Abstentions and broker non-votes are not counted as votes for or against any nominee. If directors are to be elected by a plurality of the votes cast, Stockholders shall not be permitted to vote against a nominee. Notwithstanding the foregoing, if authorized by the Board of Directors, the election of directors may be, to the fullest extent permitted by law, by a ballot submitted by electronic transmission or by such other means as may be permitted from time to time by law.

SECTION 4. Any of the directors may be removed and the resulting vacancy filled only in accordance with Article FIFTH of the Certificate of Incorporation.

SECTION 5. The books of the Corporation, except such as are required by law to be kept within the State of Delaware, may be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine.

SECTION 6. The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of any or all directors for services to the Corporation as directors, officers or otherwise.

SECTION 7. Proxy Access for Director Nominations.

(A) Information to be Included in the Corporation’s Proxy Materials. Following the 2020 Annual Meeting of Stockholders, the Corporation shall include in its proxy statement for an Annual Meeting of Stockholders the Required Information (as defined below) with respect to any person nominated for election at such Annual Meeting to the Board of Directors in accordance with this Section 7 (a “Stockholder Nominee”) by an Eligible Stockholder (as defined below) who complies with the requirements of this Section 7 and expressly elects in the written notice required by this Section 7 (the “Notice of Proxy Access Nomination”) to have its Stockholder Nominee included in the Corporation’s proxy materials. The name of a Stockholder Nominee included in the Corporation’s proxy statement for an Annual Meeting of Stockholders pursuant to this Section 7 shall also be set forth on the form of proxy distributed by the Corporation in connection with such Annual Meeting. Nothing in this Section 7 shall limit the Corporation’s ability to solicit against any Stockholder Nominee or include in its proxy materials the Corporation’s own statements or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the Corporation pursuant to this Section 7.

For purposes of this Section 7:

(i) the “Required Information” means:

(a)	the name of any Stockholder Nominee;

(b)

other information concerning the Stockholder Nominee and the Eligible Stockholder that is (1) included in the Notice of Proxy Access Nomination and (2) required to be disclosed in the Corporation’s proxy statement pursuant to the rules of the Securities and Exchange Commission or other applicable law; and

(c)	if the Eligible Stockholder elects in accordance with this Section 7, a Supporting Statement (as defined below).

(ii) an “Eligible Stockholder” is a Stockholder or group of no more than twenty (20) Stockholders that:

(a)

has Owned continuously for at least three years (the “Minimum Holding Period”) as of both the Receipt Date (as defined in subparagraph 7(B) below) and the record date for determining Stockholders eligible to vote at the applicable Annual Meeting, at least three percent of the shares of stock issued and outstanding and entitled to vote in the election of directors as of the Receipt Date (the “Required Shares”), and

(b)	Owns continuously the Required Shares at all times between the Receipt Date and the date of the applicable Annual Meeting, and

(c)

satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 7, including providing evidence of continuous Ownership of the Required Shares for the Minimum Holding Period from one or more securities intermediaries or registered Stockholders, provided that for purposes of calculating the maximum number of Stockholders (1) a record holder acting on behalf of one or more beneficial Owners will not be counted separately as a Stockholder with respect to capital stock Owned by beneficial Owners on whose behalf such record holder has been directed in writing to act, but each such beneficial Owner will constitute a Stockholder, and (2) two or more funds that are part of the same Qualifying Fund Group shall be counted as one Stockholder, provided that each fund included within a Qualifying Fund Group otherwise meets the requirements set forth in this Section 7. A “Qualifying Fund Group” is a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “family of investment companies” or a “group of investment companies” (each as defined in or under the Investment Company Act of 1940, as amended).

(iii) An Eligible Stockholder shall be deemed to “Own” only those outstanding shares of stock as to which it possesses both (a) full voting and investment rights and (b) full economic interest (including the opportunity for profit and risk of loss); provided that such number will exclude any shares that (I) have been sold by such Stockholder or any of its affiliates in a transaction that has not settled or closed, (II) with respect to which the Stockholder’s economic interest has been reduced or otherwise hedged as a result of engaging in any other transaction, such as a short sale, with respect to securities of the same or a related class, whether or not the transaction is settled in stock or in cash; (III) have been borrowed by such Stockholder or its affiliates for any purposes or purchased by such Stockholder or its affiliates pursuant to an agreement to resell or (IV) are subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such Stockholder or its affiliates, whether any such instrument or agreement is to be settled with shares or cash, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner the right of such Stockholder or affiliate to vote or direct the voting of such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such Stockholder or affiliate. A Stockholder’s ownership of shares will continue during any period in which the Stockholder has (A) loaned such shares, provided that the Stockholder has the power to recall such loaned shares on not more than five business days’ advance notice and includes in the Notice of Proxy Access Nomination an agreement that it will (i) promptly recall such shares upon being notified that any of its Stockholder Nominees will be included in the Corporation’s proxy materials and (ii) continue to hold such shares through the date of the Annual Meeting or (B) delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the Stockholder. The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of stock of the Corporation are “Owned” for these purposes shall be determined by the Board of Directors. For purposes of this Section 7, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(B)    Notice Period. A Notice of Proxy Access Nomination must be received by the Secretary (the date of such receipt, the “Receipt Date”) at the principal executive offices of the Corporation no later than the 120th day (unless such day is not a business day, in which case the immediately preceding business day) (such day as it may be revised pursuant to the following proviso, the “Final Proxy Access Nomination Date”) nor more than 150 days prior to the first anniversary of the date of the Corporation’s proxy statement in connection with the Annual Meeting of Stockholders in the immediately preceding year; provided that if the date of the Annual Meeting is advanced by more than 40 days or delayed by more than 40 days from the anniversary of the preceding year’s Annual Meeting, the Receipt Date must be received by the Secretary not later than the close of business on the later of the 120th day prior to the Annual Meeting and the 10th day following the day on which the date of the Annual Meeting is publicly announced. In no event shall the adjournment or postponement of the Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination.

(C)    Permitted Number of Stockholder Nominees. (i) The maximum number of Stockholder Nominees that will be included in the Corporation’s proxy materials with respect to an Annual Meeting of Stockholders shall not exceed the greater of (x) two and (y) 20% (rounded down to the nearest whole number) of the number of directors in office as of the Final Proxy Access Nomination Date (such number, as it may be adjusted pursuant to this subparagraph 7(C), the “Permitted Number”). In the event that one or more vacancies on the Board of Directors occurs after the Final Proxy Access Nomination Date but before the date of the Annual Meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of Directors in office as so reduced. In addition, the Permitted Number shall be reduced by:

(a) the number of individuals that will be included in the Corporation’s proxy materials as nominees recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a Stockholder or group of Stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such Stockholder or group of Stockholders);

(b) the number of directors in office as of the Final Proxy Access Nomination Date who were included in the Corporation’s proxy materials as Stockholder Nominees for any of the two preceding Annual Meetings of Stockholders (including any persons counted as Stockholder Nominees in connection with such Annual Meetings pursuant to the immediately succeeding sentence) and whom the Board of Directors decides to nominate for re-election to the Board of Directors; and

(c) the number of individuals nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 7 whose nomination is subsequently withdrawn or whom the Board of Directors nominates for election to the Board of Directors.

(ii) Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 7 shall rank such Stockholder Nominees in the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 7 exceeds the Permitted Number, the Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials will be determined as follows:

(1) The highest ranking Stockholder Nominee of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, starting with the highest ranking Stockholder Nominee of the Eligible Stockholder with the most shares of stock entitled to vote for the election of directors disclosed as Owned in its Notice of Proxy Access Nomination, and going in order to the Eligible Stockholder with the fewest shares of stock entitled to vote for the election of directors disclosed as Owned in its Notice of Proxy Access Nomination, until the Permitted Number is reached.

(2) If the Permitted Number is not reached after the highest ranking Stockholder Nominee of each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials, going in the same order as is set forth in subparagraph 7(C)(ii)(1) above. This process will continue until the Permitted Number is reached.

(D)    Form of Notice. The Notice of Proxy Access Nomination must include or be accompanied by the following:

i.

a written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, certifying the number of shares of the Corporation the Eligible Stockholder Owns and has Owned continuously for the Minimum Holding Period, and the Eligible Stockholder’s agreement to provide (A) within five business days following the later of the record date for the Annual Meeting and the date the record date is first publicly disclosed, a written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, certifying the number of shares the Eligible Stockholder Owns and has Owned continuously through the record date, and (B) immediate notice if the Eligible Stockholder ceases to Own the Required Shares prior to the Annual Meeting;

ii.

documentary evidence in the form of one or more written statements from the record holder or holders of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) verifying that, as of a date within seven calendar days prior to the Receipt Date, the Eligible Stockholder Owns, and has Owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five business days following the later of the record date for the Annual Meeting and the date the record date is first publicly disclosed, one or more written statements from the record holder and any such intermediaries verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through the record date;

iii.

a copy of the Schedule 14N (or successor form) that has been or is concurrently being filed with the Securities and Exchange Commission by the Eligible Stockholder, in accordance with the rules of the Securities and Exchange Commission;

iv.

the information, statements, representations, agreements and other documents that would be required to be set forth in or included with a Stockholder’s notice of nomination pursuant to Section 10 of these By-Laws, together with the written consent of each Stockholder Nominee to being named as a nominee in the Corporation’s proxy statement and form of proxy and to serve as a director if elected;

v.

a representation that the Eligible Stockholder (A) will continue to hold the Required Shares through the Annual Meeting, (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (C) has not nominated and will not nominate for election to the Board of Directors at the Annual Meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to such Notice of Proxy Access Nomination, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the Annual Meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) has not distributed and will not distribute to any Stockholder any form of proxy for the Annual Meeting other than the form distributed by the Corporation, (F) satisfies the eligibility requirements set forth in this Section 7, (G) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the Annual Meeting, and (H) has provided and will provide facts, statements and other information in all communications with the Corporation and its Stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

vi.

an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of communications by or on behalf of the Eligible Stockholder with the Stockholders or out of the information provided by or on behalf of the Eligible Stockholder to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 7 or any solicitation or other activity in connection therewith, (C) file with the Securities and Exchange Commission any solicitation or other communication with the Stockholders relating to the meeting at which such Eligible Stockholder’s Stockholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, (D) comply with all other laws and regulations applicable to any solicitation in connection with the Annual Meeting, and (E) upon request of the Corporation provide the Corporation prior to the Annual Meeting such additional information as necessary with respect thereto;

vii.

in the case of a nomination by a group of Stockholders together constituting an Eligible Stockholder, the designation by all group members of one member (including the name and contact information of an authorized representative) of the group that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 7 (including withdrawal of the nomination); and

viii.

in the case of a nomination by a group of Stockholders together constituting an Eligible Stockholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one Stockholder for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are part of the same Qualifying Fund Group.

(E)    Additional Information. In addition to the information required pursuant to subparagraph 7(D) or any other provision of these By-Laws, (i) the Corporation may require any proposed Stockholder Nominee to furnish any other information (A) that may reasonably be required by the Corporation to determine whether the Stockholder Nominee would be independent as determined by the Corporation, (B) that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such Stockholder

Nominee or (C) that may reasonably be required by the Corporation to determine the eligibility of such Stockholder Nominee to serve as a director of the Corporation, and (ii) the Corporation may require the Eligible Stockholder to furnish any other information that may reasonably be required by the Corporation to verify the Eligible Stockholder’s continuous Ownership of the Required Shares for the Minimum Holding Period.

(F)    Agreements of the Shareholder Nominee. At the request of the Corporation, each Stockholder Nominee must deliver to the Secretary a written representation and agreement (a form of which may be obtained upon written request of the Secretary) that such Stockholder Nominee (i) is not and will not become a party to (1) any Voting Commitment that has not been disclosed to the Corporation in such representation and agreement or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation in such representation and agreement, (iii) would be in compliance, if elected as a director of the Corporation, and will comply with the Corporation’s code of conduct and ethics, corporate governance guidelines, stock ownership and trading policies and guidelines and any other policies or guidelines of the Corporation applicable to directors and (iv) will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires and other documents and agreements required of the Corporation’s directors. “Voting Commitment” shall mean any agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how a Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question.

(G)    Supporting Statement. The Eligible Stockholder may, at its option, provide to the Secretary of the Corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of Stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 7, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(H)    Correction of Defects. In the event that any information or communications provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its Stockholders ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the Corporation relating to any such defect (including the right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 7).

(I)    Stockholder Nominee Eligibility. Notwithstanding anything to the contrary contained in this Section 7, the Corporation shall not be required to include in its proxy materials, pursuant to this Section 7, any Stockholder Nominee (i) who would not be an independent director as defined by the Corporation, (ii) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-laws, the Certificate of Incorporation, the rules and listing standards of the principal United States securities exchanges upon which the stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation, (iii) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (iv) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (v) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (vi) who is subject to an event for which disclosure would be required by Item 401(f) of Regulation S-K in the Corporation’s proxy statement for its annual meeting of stockholders, or (vii) who shall have provided any information to the Corporation or its Stockholders that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading.

(J)    Invalid Nominations. Notwithstanding anything to the contrary set forth herein, the Corporation shall not be required to include in its proxy materials a Stockholder Nominee or any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder, and the Board of Directors or the chair of the Annual Meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, and the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to Stockholders that such Stockholder Nominee will not be eligible for election at the Annual Meeting, if:

(i) a Stockholder Nominee and/or the applicable Eligible Stockholder breaches any of its agreements or representations or fails to comply with any of its obligations under this Section 7, or

(ii) a Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 7or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the Annual Meeting, in each case as determined by the Board of Directors or the chair of the Annual Meeting,

(iii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the Annual Meeting to present any nomination pursuant to this Section 7, or

(iv) the Secretary of the Corporation receives notice that a Stockholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees set forth in Section 10 of these By-Laws.

(K)    Restrictions on Re-Nominations. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular Annual Meeting of Stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 7 for the next two Annual Meetings of Stockholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any Stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 10 of these By-Laws.

(L)    Exclusive Method. Section 7 provides the exclusive method for a Stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.

ARTICLE IV

MEETINGS OF THE BOARD OF DIRECTORS

SECTION 1. The first meeting of each newly elected Board of Directors shall be held immediately following the Annual Meeting of Stockholders and at the place thereof, and no notice of such meeting need be given to the newly elected directors. If such first meeting is not so held, it shall be held at a time and place specified in a notice given in the manner provided for notice of special meetings of the Board of Directors.

SECTION 2. Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such times and at such places within or without the State of Delaware, as shall from time to time be determined by the Board.

SECTION 3. Special meetings of the Board of Directors may be called by the Chairman or the Chief Executive Officer or at the request of either of them or at the request of any five directors by the Secretary on at least two days’ notice to each director.

SECTION 4. Whenever notice of a meeting of the Board of Directors is required, the notice shall be given in the manner set forth in Article VI of these By-Laws and shall state the place, date and hour of the meeting. Except as provided by law, the Certificate of Incorporation or other provisions of these By-Laws, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice thereof.

SECTION 5. Except as otherwise required by law or the Certificate of Incorporation or other provisions of these By-Laws, a majority of the directors in office shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum is not present at any meeting of directors, a majority of the directors present at such meeting may adjourn the meeting from time to time, without notice of the adjourned meeting other than announcement at the meeting.

SECTION 6. Any action of the Board of Directors which is required to be taken at a meeting may be taken without a meeting if written consent to the action is signed by all the members of the Board of Directors and filed with the minutes of the Board of Directors.

ARTICLE V

COMMITTEES

SECTION 1. The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members an Executive Committee and other committees, each consisting of two or more directors. The Board of Directors may designate in like manner one or more of its members to serve as alternates on such committees. To the extent permitted by law, the Executive Committee shall have and exercise all the authority of the Board of Directors, except as the Board shall otherwise expressly provide, and the other committees shall have such authority as the Board shall provide by resolution adopted by a majority of the entire Board. The Board of Directors, acting as aforesaid, shall have power at any time to change the membership of any such committees, to fill vacancies in the membership thereof, and to discharge any such committees.

SECTION 2. Each committee, as and when the Board of Directors shall require, shall keep records of its actions and report upon the same to the Board. Unless the Board shall otherwise provide, a majority of the members of any committee may determine its actions and the procedures to be followed at its meetings, and may fix the time and place of its meetings.

SECTION 3. Any action of any committee which is required to be taken at a meeting may be taken without a meeting if written consent to the action is signed by all the members of the committee and filed with the records of the committee.

ARTICLE VI

NOTICES AND WAIVERS THEREOF

SECTION 1. Whenever notice is required to be given to any Stockholder, such notice shall be given personally, by mail or by such other means as shall otherwise be permitted from time to time by law. If mailed, such notice shall be deemed given when deposited in the United States mail, with postage thereon prepaid, directed to the Stockholder at his address as it appears on the record of Stockholders.

SECTION 2. Whenever notice is required to be given to any director, the notice shall be given personally (including by telephone), or by mail, telegram, cable, by mail, other public instrumentality or by such other means as shall otherwise be permitted from time to time by law. Such notice shall be deemed given, if (i) mailed, when deposited in the United States mail, with postage thereon prepaid (ii) telegraphed, cabled or sent by other public instrumentality, when delivered to the telegraph company, cable company, or other public instrumentality, directed to the director at his business address (or, if he shall have filed with the Secretary a written request that notices to him be directed to some other address, then directed to him at such other address) or (iii) given by such other means, when provided for from time to time by law.

SECTION 3. Whenever any notice is required to be given to any stockholder or any director, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the meeting, shall be deemed equivalent to the giving of such notice. In addition, any stockholder attending a meeting of stockholders in person or by proxy without protesting the lack of notice prior to the meeting or at its commencement, and any director attending a meeting of the Board of Directors without protesting the lack of notice prior to the meeting or at its commencement, shall be conclusively deemed to have waived notice of such meeting.

ARTICLE VII

OFFICERS

SECTION 1. The officers of the Corporation shall be elected by the Board of Directors at the first meeting of each newly elected Board of Directors following the Annual Meeting of Stockholders. Vacancies among these officers may be filled and additional such officers may be elected by the Board of Directors at any regular or special meeting of the Board of Directors. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries and such other officers of the Corporation as the Board of Directors may from time to time determine to be desirable. The Board of Directors may also elect from among their number a Chairman of the Board who also shall be an officer of the Corporation. Any two or more such offices may be held by the same person. The Board of Directors shall designate one officer as Chief Executive Officer, and may designate one officer as Chief Operating Officer. The Vice President Finance shall be the Chief Financial Officer wherever said designation is legally required.

SECTION 2. An officer shall hold office for such term as the Board of Directors shall determine. Any officer elected or appointed by the Board of Directors may be removed at any time, for cause or without cause, by the Board of Directors.

SECTION 3. The compensation of all officers of the Corporation shall be fixed by the Board of Directors or in such manner as it may provide.

SECTION 4. The Chairman of the Board, if there be a Chairman, shall preside at all meetings of stockholders and of the Board of Directors at which he shall be present, and shall have such other duties as from time to time may be assigned to him by the Board of Directors or by these By-Laws. If there be no Chairman, or in his absence or disability, the President shall preside at all meetings of stockholders and of the Board of Directors.

SECTION 5. The Chief Executive Officer of the Corporation shall have general and active management of the business and affairs of the Corporation, subject to the control of the Board of Directors, and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall have the authority, in his discretion, to vote, or give a proxy to vote, the stock of the Corporation’s subsidiaries held in the name of the Corporation at meetings of stockholders of such subsidiaries, or to consent on behalf of the Corporation to any action of stockholders in lieu of a meeting.

SECTION 6. In the absence or disability of the Chief Executive Officer, the Chief Operating Officer, if there be one, shall perform the duties and exercise the powers of the Chief Executive Officer unless the Chief Executive Officer in contemplation of his absence shall in writing have designated some other officer of the Corporation to perform the duties and exercise the powers of the Chief Executive Officer. If there be no Chief Operating Officer, then the officers of the Corporation in order of their seniority shall perform the duties and exercise the powers of the Chief Executive Officer, unless the Board of Directors shall otherwise direct.

SECTION 7. The Chief Executive Officer may also appoint one or more officers of any division or department of the Corporation, with duties and power limited to such division or department, but no such division or department officer shall be deemed to be an officer of the Corporation by virtue of such appointment.

SECTION 8. The other officers and the agents and employees of the Corporation shall each generally assist the Chief Executive Officer and have such powers and perform such duties in the management of the property and affairs of the Corporation, subject to the control of the Board of Directors and the Chief Executive Officer, as generally pertain to their respective offices, as well as such powers and duties as from time to time may be prescribed by the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

ARTICLE VIII

CERTIFICATE FOR SHARES

SECTION 1. The shares of the Corporation will be represented by certificates unless the Board of Directors by resolution provides that some or all of any classes or series of stock will be uncertificated shares. Any such resolution will not apply to shares represented by a certificate until the certificate is surrendered to the Corporation, and any such resolution may provide that, notwithstanding the resolution’s authorization of uncertificated shares, every holder of stock of the affected class or classes or series represented by certificates and upon request every holder of uncertificated shares of the affected class or classes or series will be entitled to have a certificate representing shares. Certificates representing shares of stock of the Corporation shall be in such form as the Board of Directors may from time to time prescribe, signed by the Chairman, President or a Vice President, and by the Secretary or an Assistant Secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

SECTION 2. The signatures of the officers of the Corporation or the officers of the transfer agent or registrar upon a certificate may be facsimiles. If any such officer who has signed, or whose facsimile signature has been placed upon a certificate, shall cease to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

SECTION 3. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation or, if the issuance of uncertificated shares has been duly authorized for the relevant class or series, uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion, may prescribe such terms and conditions precedent to the issuance of the new certificate or uncertificated shares as it deems expedient, and may require such indemnities as it deems adequate to protect the Corporation from any claim that may be made against it with respect to any certificate alleged to have been lost or destroyed.

SECTION 4. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of lawful succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation or, if the issuance of uncertificated shares has been duly authorized for the class or series represented by such surrendered certificate, uncertificated shares shall be issued to the person entitled thereto, the old certificate shall be cancelled, and the transaction shall be recorded upon the books of the Corporation.

SECTION 5. The Board of Directors may fix in advance a date as the record date for determination of the Stockholders entitled to notice of or to vote at any meeting of Stockholders, or to receive payment of any dividend or allotment of any rights, or to take or be the subject of any other action. Such date shall be not less than ten nor more than sixty days before the date of such meeting nor more than sixty days prior to any other action. If no record date is so fixed, the record date shall be as provided by law. When a determination of Stockholders entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

SECTION 6. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and the Corporation shall be entitled to hold a person registered on its books as the owner of shares liable for calls and assessments, if any may legally be made, and shall not be bound to recognize any equitable or other claim to or interest in shares of its stock on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE IX

INDEMNIFICATION

SECTION 1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

SECTION 2. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Section 2, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition as authorized by the Board of Directors; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director, officer, employee or agent of the Corporation in his or her capacity as such in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent of the Company, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent of the Corporation is not entitled to be indemnified as authorized by this Section.

SECTION 3. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct that makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 4. The indemnification rights provided by this Article, including the right to right to be paid by the Corporation the expenses incurred in defending a proceeding in advance of its final disposition, shall be considered a contract between the Corporation and such person, and no modification or repeal of such indemnification rights, nor the adoption of any provision of the Certificate of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of the indemnification rights in respect of any acts or failure to act occurring before such modification, repeal or adoption.

SECTION 5. The indemnification rights provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity, and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 6. The Corporation may purchase and maintain insurance on behalf of itself or any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

SECTION 7. The provisions of this Article shall be deemed retroactive and shall provide all indemnity provided by the other sections of this Article IX for all acts and omissions of the officers and directors of the Corporation since the date of incorporation.

ARTICLE X

GENERAL PROVISIONS

SECTION 1. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its creation, the words “Corporate Seal Delaware”, and such other appropriate legend as the board of Directors may from time to time determine. When so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be affixed or reproduced in lieu of the corporate seal.

SECTION 2. The fiscal year of the Corporation shall end on December 31 in each year.

SECTION 3. Stockholders shall have no right except as conferred by statute, to inspect any books, papers or accounts of the Corporation.

SECTION 4. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s Stockholders; (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or these By-Laws (as either may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware or, solely to the extent that the Court of Chancery of the State of Delaware does not have jurisdiction over the action or proceeding, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 4.

ARTICLE XI

AMENDMENTS

SECTION 1. These By-Laws may be amended or repealed, and new By-Laws may be adopted, amended or repealed by the Board of Directors or by the stockholders at any regular or special meeting.

The undersigned, duly elected, qualified and acting Secretary of Church & Dwight Co., Inc. hereby certifies that the foregoing are the re-stated By-Laws of Church & Dwight Co., Inc., duly adopted by the stockholders at their annual meeting May 9, 1972 as amended thereafter on May 5, 1980, March 25, 1981, May 25, 1988, September 23, 1992, January 31, 2001, October 31, 2007, January 28, 2009, February 1, 2012, January 27, 2016, May 3, 2018, October 30, 2019, and May 1, 2020.

/s/ Patrick de Maynadier
Patrick de Maynadier
Executive Vice President,
General Counsel and Secretary